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                                                                     EXHIBIT 12

                   DELTA BEVERAGE GROUP, INC. AND SUBSIDIARY
                STATEMENT OF COMPUTATION OF PER SHARE EARNINGS
                        FOR THE YEARS ENDED DECEMBER 31

                   (Dollars in thousands, except share data)

                                                               1994           1995           1996
                                                            -----------    -----------    -----------
Net income (loss)                                           $    1,095     $   (3,952)    $   (2,278)
Less preferred stock dividends                                  (1,403)        (1,489)        (1,580)
                                                            ----------     ----------     ----------
Net loss available for common shareholders                  $     (308)    $   (5,441)    $   (3,858)
                                                            ----------     ----------     ----------
Weighted average common shares outstanding                   52,824.33      53,251.80      53,251.80
                                                            ----------     ----------     ----------
                                                            ----------     ----------     ----------
Earnings per common share                                   $    (5.83)    $  (102.18)    $   (72.45)
                                                            ----------     ----------     ----------
                                                            ----------     ----------     ----------

Note: Share awards issuable under the phantom stock plan were not considered in the computation of fully diluted earnings per common share as their effect was anti-dilutive